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 FOR IMMEDIATE RELEASE
January 30, 2004

First Charter Elects New Officers to Board of Directors

Charlotte, North Carolina - First Charter Corporation (NASDAQ: FCTR) today announced the election of new officers for the Boards of the Corporation and First Charter Bank. The officer elections will become effective at the Annual Shareholder meeting scheduled for April 28, 2004.

First Charter Corporation
The First Charter Corporation Board of Directors elected James E. Burt, III, Chairman. Mr. Burt was President & CEO of Carolina First BancShares when it merged with First Charter in 2000. He has been a director of First Charter and has served as Chairman of the First Charter Bank Board since July, 2000. He will replace J. Roy Davis, Jr., Chairman Emeritus of S&D Coffee, Inc., who will retire from the Board at the Annual Shareholders meeting.

Michael R. Coltrane was re-elected Vice Chairman of the Board. Mr. Coltrane, a member of the Board continuously since 1988, is Chairman, President and CEO of CT Communications, Inc., Concord, NC (NASDAQ: CTCI).

First Charter Bank
The First Charter Bank Board of Directors elected Walter H. Jones, Jr., Chairman. Mr. Jones, a member of the Board since 2000, is a partner in the law firm Homesley, Jones, Gaines, Dudley, McLurkin & Donaldson, PLLC, Mooresville, NC.

William R. Black, M.D., was elected Vice Chairman of the Bank Board. Dr. Black has been a member of the Board since 1990. He is a physician with Carolina Oncology Associates, Salisbury, NC.

Corporate Profile
First Charter Corporation is a regional financial services company with assets of $4.2 billion and is the holding company for First Charter Bank. First Charter operates 54 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter's common stock is traded under the symbol "FCTR" on the NASDAQ National Market.